Exhibit 4.12

Regulations for the 2016

DBV TECHNOLOGIES

stock options plan

DBV Technologies

Siège social: 177-181 avenue Pierre Brossolette – 92120 Montrouge

SA au capital de 2.431.345,30 € 441 772 522 R.C.S. Nanterre

Tel : 01 55 42 78 78 ; Fax : 01 43 26 10 83

Plan

1.	Definition

2.	Legal framework

3.	Beneficiaries

4.	Description of options

a.	Description

b.	Terms and conditions governing exercise

c.	Exercise price

d.	Adjustments

5.	Exercise of options

a.	Exercise period

b.	Suspension of exercise rights

c.	Informing the AMF

6.	Treatment of shares under option

a.	Form

b.	Dividend entitlement

c.	Retention of shares under option

d.	Informing the AMF

7.	Tax and social security arrangements

8.	Management of the plan

9.	Interpretation of the plan and applicable law

DBV Technologies

Siège social: 177-181 avenue Pierre Brossolette – 92120 Montrouge

SA au capital de 2.431.345,30 € 441 772 522 R.C.S. Nanterre

Tel : 01 55 42 78 78 ; Fax : 01 43 26 10 83

1.	Definition

A subscription options plan is a system through which a company offers some or all of its salaried staff and/or its corporate officers, or those of companies associated with it, the opportunity to obtain shares for a particular period at a specific price.

Options are non-transferable. Conversely, the shares subscribed may be sold. The difference between the sale price and the subscription price represents the gain for the beneficiary.

2.	Legal framework

The Combined Annual General Meeting of Shareholders of DBV Technologies (the “Company”) of June 3, 2014 (the “Annual General Meeting”) authorized the Company’s Board of Directors (the “Board of Directors”) to grant options giving entitlement to shares of the Company to the persons that it may name from among the members of staff and officers of the Company and of companies associated with it subject to the terms of Article L.225-180 of the French Commercial Code.

This authorization has been given for a period of thirty-eight (38) months from said Annual General Meeting, under the provisions of Articles L.225-177 et seq. of the French Commercial Code.

Exercising this authorization, the company’s Board of Directors decided to grant an options plan conferring the entitlement to subscribe to shares of DBV TECHNOLOGIES, known as “2016 OPTIONS”, the subject of these regulations, under the terms and conditions adopted by the shareholders’ meeting, the company’s Board of Directors and, when appropriate, by the CEO.

The present regulations were adopted by the CEO under the authorization of the Board of Directors at its meeting of June 21 2016 , to be applicable to all options grants decided, pursuant to the authorization conferred by the Combined Annual General Meeting of Shareholders of the Company of June 3, 2014, after June 21, 2016.

3.	Beneficiaries

the Board of Directors decides to set the policy for allocation of stock options to employees and corporate officers of the US subsidiary ( beneficiaries) according to their grade, as follows:

Grade	Annual stock options to be allocated	Initial stock options to be allocated upon entry into the job
Vice President	10,900	19,100
Senior Director	5,300	9,300

DBV Technologies

Siège social: 177-181 avenue Pierre Brossolette – 92120 Montrouge

SA au capital de 2.431.345,30 € 441 772 522 R.C.S. Nanterre

Tel : 01 55 42 78 78 ; Fax : 01 43 26 10 83

Grade	Annual stock options to be allocated	Initial stock options to be allocated upon entry into the job
Director	4,100	7,200
Senior Manager	2,000	3,500
Manager	1,300	2,300
Career Level	800	1,400
Entry Level	700	1,200
Admin support	600	1,100

This chart will be reviewed annually by the Board of Directors based on the stock market price in order to maintain stable valuation over time.

The Board of Directors decides to delegate all power to the Chairman and CEO and to the Chief Operating Officer for the purpose of implementing this policy, including:

•	Certifying the allocation decision upon the 15th(1) of the month following the effective date of the employment contract (i.e. if effective date before the 15th, it will be the 15th of the current month; if effective date after the 15th, it will be the 15th of the following month).

4.	Description of options

a.	Description

Each option confers the entitlement to subscribe to one share of the Company. The number of options allocated to beneficiaries is given in the personal letter that is sent to them after they are actually allocated as decided by the Board of Directors.

Neither the number nor the price of the options may be amended during their term, other than in the adjustment scenario described below.

b.	Terms and conditions governing exercise

∎	Principles

The exercise of options is subject to the existence of a contract of employment and/or a corporate mandate binding each beneficiary to the Company or to any legal entity directly or indirectly controlled by the Company within the meaning of Article L.233-3 of the French Commercial Code on the date that the options are exercised.

As an exception to the foregoing, beneficiaries may, in case of, but subject to the consummation of, a

(1)	if the 15th is not a business day, take the first following business day

DBV Technologies

Siège social: 177-181 avenue Pierre Brossolette – 92120 Montrouge

SA au capital de 2.431.345,30 € 441 772 522 R.C.S. Nanterre

Tel : 01 55 42 78 78 ; Fax : 01 43 26 10 83

takeover of the Company within the meaning of Article L.233-3 of the French Commercial Code, exercise the options even if their contract of employment or corporate mandate ended for any reason between the takeover and the options exercise.

Options may no longer be exercised:

•	in the event of resignation from the contract of employment or the corporate mandate, with effect from the day that the Company receives the letter of resignation from the relevant party or the day that it is handed to an authorized representative of the Company;

•	in the event of dismissal, with effect from the day that the relevant party receives the dismissal notification letter, notwithstanding (i) a notice period, whether or not completed; (ii) any challenge by the beneficiary to their dismissal and/or the reasons for it; and (iii) any legal ruling that would challenge the grounds for the dismissal;

•	in the event of contractual termination, with effect from the administrative approval of the termination agreement;

•	in the event of the revocation of the corporate mandate, with effect from the day of the meeting of the executive body deciding on its revocation if the beneficiary is in attendance, or, if they are not in attendance, from the date that notification of this decision is received, notwithstanding (i) a notice period, whether or not completed; (ii) any challenge by the beneficiary to the revocation and/or the reasons for it; and (iii) any legal decision that would challenge the validity of the revocation;

•	in the event of the non-renewal of the corporate mandate, with effect from the expiry date of the corporate mandate.

In the event of resignation from the contract of employment or the corporate mandate or in the event of dismissal for any reason (a “Termination Event”), beneficiaries could exercise their options prorata temporis of their presence in the Company. Any options that have not become exercisable prior to the date of the beneficiary’s Termination Event shall terminate immediately and be of no further force or effect. Beneficiaries shall be permitted to exercise any options, to the extent then exercisable for a period of 90 days following the Termination Event.

Options may not be attached and are non-transferable and non assignable.

∎	Waivers

Notwithstanding the foregoing:

•	beneficiaries shall retain the right to exercise their options in the event of departure or retirement, or a second or third category disability as laid down in Article L.341-4 of the French Social Security Code;

•	in the event of the death of a beneficiary, their heirs may exercise the options within six (6) months of the date of death and transfer them immediately without this having the effect of extending the initial term of validity of the options if they expire earlier.

c.	Exercise price

The Board of Directors will set the exercise price per share or the pricing rule. The purchase price will

DBV Technologies

Siège social: 177-181 avenue Pierre Brossolette – 92120 Montrouge

SA au capital de 2.431.345,30 € 441 772 522 R.C.S. Nanterre

Tel : 01 55 42 78 78 ; Fax : 01 43 26 10 83

correspond to the closing price of the share on the Euronext Paris on the day that the allocation was definitively recorded by the CEO, but will not be less than 95% of the average of the share prices quoted over the 20 trading days preceding the date of said decision .

This price is definitive for the full term of the plan, subject to the adjustment scenarios.

d.	Adjustments

In the scenarios laid down in Article L.225-181 of the French Commercial Code, the Company shall take the necessary action to protect the interests of option beneficiaries under the conditions stipulated in Article L.228-99 of the French Commercial Code.

For this purpose, the Company will take all the measures stipulated in Article L.228-99 of the Commercial Code. In particular, it may correct the number of and exercise price for the options allocated under the conditions and following the procedures laid down by the regulatory provisions of the Commercial Code for each scenario that qualifies for an adjustment.

5.	Exercise of options

a.	Exercise periods

Beneficiaries may exercise the options during a planned vesting period of four years :

•	up to a maximum of 25 % at the end of a period of one year after the allocation ;

•	up to a maximum of 12.5 % additionnal at the end of a period of 18 months after the allocation;

•	up to a maximum of 12.5 % additionnal at the end of a period of 24 months years after the allocation;

•	up to a maximum of 12.5 % additionnal at the end of a period of 30 months after the allocation;

•	up to a maximum of 12.5 % additionnal at the end of a period of 36 months years after the allocation;

•	up to a maximum of 12.5 % additionnal at the end of a period of 42 months after the allocation;

•	up to a maximum of 12.5 % additionnal at the end of a period of 48 months after the allocation;

As an exception to the foregoing, beneficiaries may, in case of, but subject to the consummation of, a takeover of the Company within the meaning of Article L.233-3 of the French Commercial Code, exercise in advance the options, with the exclusion of the suspension periods provided for below.

The options will be withdrawn at the end of a period of ten (10) years.

DBV Technologies

Siège social: 177-181 avenue Pierre Brossolette – 92120 Montrouge

SA au capital de 2.431.345,30 € 441 772 522 R.C.S. Nanterre

Tel : 01 55 42 78 78 ; Fax : 01 43 26 10 83

b.	Suspension of exercise rights

Inside information

It is not possible to exercise options:

•	for a period of thirty (30) calendar days prior to the publication of the annual and half-yearly results

•	for a period of fifteen (15) calendar days prior to the publication of the annual and quarterly revenue figures.

•	when beneficiaries hold inside information. Inside information is any information which, if made public, could have a significant influence on the price.

A publication schedule is circulated once a year. You are encouraged to refer to the Code of Conduct drawn up by the Company and available online on the intranet.

In the case of equity-related transactions decided by the Board of Directors

Certain financial transactions involving the capital that require accurate prior knowledge of the number of shares making up the Company’s capital may result in a decision by the Board of Directors to temporarily suspend the opportunity to exercise options. Option beneficiaries are informed by letter of the date on which exercise is suspended and the date of resumption. This information shall be provided by non-recorded delivery, with seven (7) days’ advance notice.

Beneficiaries leaving the Company or, if applicable, any legal entity controlled directly or indirectly by the Company within the meaning of Article L.233-3 of the French Commercial Code during an exercise suspension period may exercise their options at the end of the suspension period for an additional period that is equal to the term of the suspension, without this period extending the initial term of validity of the option.

c.	Informing the AMF

In accordance with the provisions of Article L.621-18-2 of the French Monetary and Financial Code, the exercise of options by a corporate officer or any person who has, within the Company, (i) the power to take management decisions regarding its development and strategy, (ii) regular access to inside information relating directly or indirectly to the Company, requires that the AMF be informed, with a copy sent to the Company, within the timeframe laid down in the regulations currently in force.

6.	Treatment of shares under option

a.	Form

The shares corresponding to the options exercised shall be held in registered form.

DBV Technologies

Siège social: 177-181 avenue Pierre Brossolette – 92120 Montrouge

SA au capital de 2.431.345,30 € 441 772 522 R.C.S. Nanterre

Tel : 01 55 42 78 78 ; Fax : 01 43 26 10 83

b.	Reserved

c.	Retention of shares under option

The shares purchased upon exercise of this option shall be transferred to each beneficiary on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Board with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Board as to such compliance shall be final and binding on beneficiaries. Beneficiaries shall not be deemed to be holder of, or to have any of the rights of a holder with respect to, any shares subject to this option unless and until this option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to beneficiaries, and the beneficiaries name shall have been entered as the stockholder of record on the books of the Company. Thereupon, beneficaries shall have full ownership rights with respect to such shares.

Shares purchased upon exercise of options are freely transferable once the option has been exercised, subject to compliance with the legal and regulatory provisions for closed periods associated with the holding of inside information.

Beneficiaires are encouraged to refer to the Code of Conduct drawn up by the Company and available online on the intranet.

d.	Informing the AMF

In accordance with the provisions of Article L.621-18-2 of the French Monetary and Financial Code, the sale of shares by a corporate officer or any person who has, within the Company, (i) the power to take management decisions regarding its development and strategy, (ii) regular access to inside information relating directly or indirectly to the Company, requires that the AMF be informed, with a copy sent to the Company, within the timeframe laid down in the regulations currently in force.

7.	Tax and social security arrangements

Beneficiaries have sole responsibility for compliance with their obligations in respect of declarations and payments, particularly their tax and social security obligations. They shall bear all taxes and mandatory deductions that they are obliged to pay by the regulations in force on the date that said taxes or deductions are due. Beneficiaries shall, not later than the date as of which the exercise of this option becomes a taxable event for U.S. Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Board for payment of any U.S. Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the minimum required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares to be issued to the beneficiary a number of shares with an aggregate fair market value that would satisfy the minimum withholding amount due.

DBV Technologies

Siège social: 177-181 avenue Pierre Brossolette – 92120 Montrouge

SA au capital de 2.431.345,30 € 441 772 522 R.C.S. Nanterre

Tel : 01 55 42 78 78 ; Fax : 01 43 26 10 83

Beneficiaries are encouraged to seek advice on their personal tax situation, particularly in respect of the tax and social security arrangements that will be applicable to them, and they declare that they are in no way relying on any tax or social security advice from the Company.

8.	Management of the plan

The Board of Directors is responsible for the management of the plan in the immediate future.

The Board of Directors may change the details of the plan (i) if it considers that the change is appropriate and has no significant negative impact on the interests of beneficiaries or (ii) with the agreement of the beneficiaries concerned.

More generally, in case of a change in the legislation, regulations or accounting standards, or a change in the interpretation of such provision, particularly relating to the tax or social security arrangements for the allocation or exercise of options, the terms and conditions for the options may be amended by the Board of Directors at its discretion, to respond to this change as it sees fit. By way of example, the Board of Directors might decide to shorten or extend the exercise period, or to introduce a mandatory retention period.

The amendments thus made will not give rise to any entitlement to compensation for beneficiaries for any loss or for any increase in their tax or social security charges, even if these amendments are disadvantageous to them, either in general or with regard to their individual situation.

The Company reserves the right to entrust management to an external organization: option beneficiaries will be informed of this change on an individual and timely basis.

9.	Data Privacy Consent

In order to administer the plan and this award of optios and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By accepting this awrad of options, beneficiaries (i) authorize the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waive any privacy rights Beneficiaries may have with respect to the Relevant Information; (iii) authorize the Relevant Companies to store and transmit such information in electronic form; and (iv) authorize the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. Beneficiaries shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

10.	Interpretation of the plan and applicable law

DBV Technologies

Siège social: 177-181 avenue Pierre Brossolette – 92120 Montrouge

SA au capital de 2.431.345,30 € 441 772 522 R.C.S. Nanterre

Tel : 01 55 42 78 78 ; Fax : 01 43 26 10 83

It shall be incumbent on the Board of Directors to interpret the provisions of this plan as necessary.

This plan is subject to and must be interpreted according to the provisions of French law and any dispute relating thereto will fall under the exclusive competence of the court with appellate jurisdiction for the location of the Company’s registered office.

DBV Technologies

Siège social: 177-181 avenue Pierre Brossolette – 92120 Montrouge

SA au capital de 2.431.345,30 € 441 772 522 R.C.S. Nanterre

Tel : 01 55 42 78 78 ; Fax : 01 43 26 10 83